M-Wave Terminates Merger With Blue Sun Biodiesel LLC/Sunfuels, Inc.

Will Request Continued Listing on NASDAQ at a Hearing in Late February

FRANKLIN PARK, IL -- 02/06/2008 -- M-Wave, Inc. (NASDAQ: MWAV), a provider of international electronic procurement services and a virtual manufacturer of customer-specified electronic components, assemblies and consumer products, announced today that they have terminated the merger agreement with Blue Sun Biodiesel LLC, and Sunfuels, Inc. ("Blue Sun"), originally dated January 26, 2007 (Merger Agreement). On January 31, 2008, the Merger agreement expired and was terminated by M-Wave's board of directors on February 1, 2008. The company does not have further obligations to Blue Sun with respect to the existing Merger Agreement.

The Board of Directors of M-Wave, Inc. determined that it is in the best interest of their shareholders, customers, suppliers, and employees to terminate the Merger Agreement. The Board informed Sunfuels that it remains open to pursuing a merger transaction at an appropriate future date.

M-Wave's Board determined that its primary short-term goal should be to regain compliance with the requirements for continued listing on The NASDAQ Capital Market.

As previously announced, M-Wave is not currently in compliance with NASDAQ's annual meeting and stockholders' equity requirements. M-Wave is scheduled to appear at a hearing before a NASDAQ Listing Qualifications Panel later this month at which it will present its plan for regaining compliance. In that regard, M-Wave plans to file a proxy statement within the next several days for an annual meeting to be held in March. M-Wave intends to take steps to regain compliance with the NASDAQ stockholders' equity requirement of $2.5 million. Based on these actions, M-Wave intends to request a short extension of time to enable it to complete its plan of compliance. However, there can be no assurance that the Panel will grant M-Wave's request for continued listing.

"Our management will now focus its efforts on growing the core business that includes supply chain services and contract procurement from Asian markets in circuit boards, extrusions, metal components, assemblies and non-electronic products for a wide range of customers, plus keep all options open that we believe might benefit shareholders," stated Jim Mayer, M-Wave's Interim Chief Executive Officer.

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions assemblies and non-electronic products from Southeast Asia. The parts and components sourced are utilized in a wide range of commercial and industrial electronics, and other consumer products. M-Wave additionally offers domestic and international supply chain services and estimated annual usage-driven stocking programs for its second and third-tier customers.

Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2006, its report on Form 10-QSB for the period ended September 30, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

Additional Information

M-Wave's website is located at www.mwav.com.

Contact:
M-Wave, Inc.
Jim Mayer
Interim CEO
Jeff Figlewicz
CFO
(630) 562-5550 extension 4751